U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

               NOTIFICATION OF LATE FILING SEC FILE NUMBER 1-12738

           (Check One:)                      CUSIP NUMBER 68284P 10 8



[ ] Form 10-K and  10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q and 10-QSB
[ ] Form N- SAR

        For Period Ended:  September 30, 1998 [ ] Transition Report on Form 10-K
        [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR
        For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION
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Full Name of Registrant
ONSITE ENERGY CORPORATION
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Former Name if Applicable

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Address of Principal  Executive  Office (Street and Number) 701 PALOMAR  AIRPORT
ROAD, SUITE 200
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City, State and Zip Code
CARLSBAD,  CA  92009
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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]    (a)    The reasons  described in  reasonable  detail in Part III of this form  could  not be  eliminated  without  unreasonable  effort or expense;
[X]    (b)     The subject annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-K, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and



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        (c)    The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE

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State below in  reasonable  detail the  reasons why Form 10-K and 10-KSB,  20-F,
11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

In light of the acquisitions made by the Company and the limited number of staff, the Company needs more time to complete the drafting and review of the Form 10-QSB.


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PART IV -- OTHER INFORMATION

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        (1) Name and  telephone  number of person to  contact  in regard to this notification.

Richard T. Sperberg                   760                     931-2400
(Name)                            (Area Code)               (Telephone Number)


        (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                         [ ] Yes               [X] No
The Form 8K/A regarding audited financial statements and pro forma financial information in connection with the acquisition of the business of SYCOM Enterprise, LLC and Lighting Technology Services, Inc.

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                        [X] Yes               [  ] No

The Company made approximately $40,000 during the three months which ended on September 30, 1997. However, during the three months which ended on September 30, 1998, the Company anticipates that it will incur a loss of approximately $1,600,000.



                            ONSITE ENERGY CORPORATION
                  (Name of Registrant as specified in charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   November  17, 1998         By:    /s/ J. BRADFORD HANSON
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                                          J. Bradford Hanson